M-Systems/Toshiba XDOC Development & License Agreement

XDOC DEVELOPMENT AND LICENSE AGREEMENT

This XDOC Development and License Agreement ("Agreement") is entered into and is effective as of July 15, 2003 (the "Effective Date"), by and between Toshiba Corporation, a Japanese corporation having its principal place of business at 1-1 Shibaura 1-chome, Minato-ku, Tokyo 105-8001, Japan ("Toshiba"), and M-Systems Flash Disk Pioneers, Ltd., an Israeli corporation having its principal place of business at 7 Atir Yeda St., Kfar Saba, 44425, Israel ("M-Systems").  Toshiba and M-Systems are also hereinafter referred to collectively as the "Parties" and each individually as a "Party".

RECITALS

WHEREAS, Toshiba is a leading designer and manufacturer of flash memory products; and

WHEREAS, M-Systems is a leading developer of flash disk controller and file system technologies; and

WHEREAS, the Parties have entered into (i) the [***] Development and License Agreement (the "[***]") dated June 5, 1998, defining the terms and conditions for a joint development and related license of the [***] (as defined in such agreement), (ii) the [***] Development and License Agreement (the "[***]") dated July 4, 2000, defining the terms and conditions for a joint development and related license of the [***] (as defined in such agreement), (iii) the [***] Development and License Agreement  (the "[***]") dated as of October 25, 2001, defining the terms and conditions for a joint development and related license of the [***] (as defined in such agreement), and (iv) the [***] Development and License Agreement ("[***]") dated June 25, 2002, defining the terms and conditions for a joint development and related license of the [***] (as defined in such agreement) (the [***] Agreement, the [***]Agreement, the [***]Agreement and the [***] Agreement shall be collectively referred to as the "[***]"); and

WHEREAS, the Parties wish to replace the MDOC D&L Agreements with this Agreement; and

WHEREAS, the Parties wish to set forth in this Agreement a framework for cooperation with respect to future XDOC Products (as defined below); and

WHEREAS, as of the Effective Date the  Parties are also entering into a New MPA and a Patent License Agreement (all as defined below).

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements set forth in this Agreement, the Parties agree as follows:

* M-Systems Confidentiality Treatment Requested

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AGREEMENT

1.                  DEFINITIONS

The following capitalized terms shall have the following meanings:

1.1                    "Additional Support Fees" has the meaning set forth in Section 4.7.3 below.

1.2                    "Additional Jointly Developed XDOC Products" has the meaning set forth in Section 2.2 below.

1.3                    [***].

1.4                    "Business Day" means any day except (a) a Saturday or Sunday, or (b) any other day on which commercial banks in Tokyo, Japan are authorized by law to close.

1.5                    "Combo Revenue" means the sum of all XDOC Payments applicable to Combo Units for which payments have been invoiced after the Effective Date by Toshiba and/or its Subsidiaries (other than with respect to invoices issued to (i) M-Systems and/or its Subsidiaries, (ii) any [***], (iii) any Toshiba Subsidiary, [***]). For purposes of this definition, the "XDOC Payments" applicable to a covered Combo Unit shall be equal to the [***], in the applicable Royalty Period, of the applicable XDOC Product contained in such Combo Unit, provided that if Toshiba and/or its Subsidiaries have not sold any such applicable XDOC Product, then the agreed invoiced amount per such XDOC Product shall be a price calculated in accordance with the pricing scheme set forth in Section 1.2 of Exhibit B-2 of the New MPA.

In the case of a sale of any Combo Unit by Toshiba to its Subsidiary which is then incorporated into another product with substantial additional value prior to being sold to a customer [***], the XDOC Payments for such Combo Unit will be equal to [***]: (i) the [***] price charged [***], in the applicable Royalty Period, of the applicable XDOC Product contained in such Combo Unit, if any, or (ii) the [***] paid to [***] for the applicable XDOC Product contained in such Combo Unit during the applicable Royalty Period by customers [***], provided however that if [***] have not sold any such applicable XDOC Product  during the applicable Royalty Period, then the agreed invoiced amount per such XDOC Product under this Subsection (ii) shall be a price calculated in accordance with the pricing scheme set forth in Section 1.2 of Exhibit B-2 of the New MPA.

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1.6                    "Combo Unit" means a multi chip package product which includes an XDOC Product (in any form, including die form) in addition to at least one component that is not an XDOC Product.

1.7                    "Continuing Terms" has the meaning set forth in Section 2.1 below.

1.8                    "Developed Technology" means (a) the results of any joint development work performed under the [***] and expressly set forth in Exhibit A hereof under the heading "Jointly Developed Technology", as updated from time to time by mutual written agreement of the Parties, and (b) any results of any joint development work expressly identified as "Jointly Developed Technology" pursuant to any additional written joint development agreement entered by the Parties pursuant to Section 2.2.

1.9                    "Deliverable" has the meaning given to it in each applicable [***].

1.10                [***].

1.11                "Fiscal Year" means the period from January 1st to December 31st.

1.12                "Governmental Authority" means any governmental body, agency or official of any country or political subdivision of any country, including, but not limited to, federal, state, county and local governments and administrative agencies; any court, administrative hearing body, arbitrator, commission or other similar dispute resolving panel or body; and any other entity exercising executive, legislative, judicial, regulatory or administrative functions of a government.

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1.13                "Improvements" means (a) with respect to patentable subject matter, any improvement to such subject matter that would infringe one or more claims of the original patent, (b) with respect to copyrightable material, any derivative work of such copyrightable material, and (c) with respect to trade secrets, any new design or implementation that incorporates such trade secret; provided, however, that in no event will the M‑Systems Technology be considered an Improvement to the Toshiba Technology and in no event will the Toshiba Technology be considered an Improvement to the M-Systems Technology.

1.14                [***].

1.15                "MDOC Products" means, collectively, the [***] (each as defined in the applicable [***]).

1.16                "M-Systems Technology" means M-Systems` XDOC Product designs and technology.  M-Systems Technology includes, without limitation, [***] designs and technology (each as more fully described in Exhibit A) and any additional M-Systems technology expressly identified as "M-Systems Technology" in any additional written joint development agreement entered by the Parties pursuant to Section 2.2.

1.17                "New MPA" means the New Master Purchase Agreement entered into by and between Toshiba and M-Systems as of the Effective Date.

1.18                "[***].

1.19                "[***].

[***]

1.20                [***].

1.21                "Patent License Agreement" means the Patent License Agreement entered into by and between M-Systems and Toshiba as of the Effective Date.

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1.22                "Proceeding" means any action, litigation, arbitration, suit, proceeding or investigation or review of any nature, civil, criminal, regulatory or otherwise, before any Governmental Authority.

1.23                "Royalty Period" means each fiscal quarter as follows: from January 1 to March 31, from April 1 to June 30, from July 1 to September 30 and from October 1 to December 31.

1.24                "Special Conditions" with respect to a violation or breach by Toshiba causing an XDOC Product Supply Termination for purposes of Section 11.4 shall mean each of the following conditions:

(a) [***];(b) [***]

(c) [***].

For the avoidance of doubt, this Section 1.24 shall have no effect in determining whether any violation or breach by Toshiba constitutes grounds for XDOC Product Supply Termination or other termination of the New MPA.  Such determination shall be made exclusively in accordance with Section 16.1.4 of the New MPA and any other applicable provisions thereof.

1.25                "Subsidiary" means a corporation or other entity of which the applicable Party, directly or indirectly, (a) owns 50% or more of the outstanding shares or other ownership interests, or (b) has the right to appoint the majority of the members of the Board of Directors or similar body.  [***]

1.26                [***].

1.27                "Support Fees" has the meaning set forth in Section 4.7.1 below.

1.28                [***].

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1.29                "Toshiba Technology" means Toshiba`s XDOC Product designs and maskworks, but not any M‑Systems Technology incorporated therein, and Toshiba`s NAND flash technology, all as more fully described in Exhibit A, and any additional Toshiba technology expressly identified as "Toshiba Technology" in any additional written joint development agreement entered by the Parties pursuant to Section 2.2.

1.30                "TrueFFS" means M-Systems` "True Flash File System" technology (including, without limitation, any software related thereto, in source code and object code forms) for providing read/write disk emulation for flash memory products.

1.31                "Unpaid Amount" has the meaning set forth in Section 3.1 below.

1.32                "XDOC Product" means any NAND-based memory device in any form (whether single-chip and/or multi-chip, and whether developed jointly by the Parties or developed by a Party (solely or together with one or more third parties) without the involvement of the other Party) that is designed or manufactured by or for Toshiba or its Subsidiaries and has a capability of booting a CPU without other memory devices and that includes internal RAM for achieving the booting capability with the boot code executing in place in the RAM.  For the avoidance of doubt, XDOC Products shall include, without limitation, any of the MDOC Products.

1.33                "XDOC Product Supply Termination" means a termination of the New MPA by the non breaching Party pursuant to Section 16.1.4 of the New MPA based upon a violation or breach relating to the supply or purchase of XDOC Products.  For the avoidance of doubt, this Section 1.33 shall have no effect in determining whether any violation or breach by the breaching Party constitutes grounds for XDOC Product Supply Termination or other termination of the New MPA.  Such determination shall be made exclusively in accordance with Section 16.1.4 of the New MPA and any other applicable provisions thereof.

* M-Systems Confidentiality Treatment Requested

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1.34                "XDOC Revenue" means the sum of all payments invoiced, after the Effective Date, by Toshiba and/or its Subsidiaries (other than with respect to invoices issued to (i) M-Systems and/or its Subsidiaries, (ii) any [***], (iii) any Toshiba Subsidiary, [***] for any XDOC Products. In the case of a sale of XDOC Products by Toshiba to a Subsidiary which is then incorporated into another product with substantial additional value prior to being sold to a customer, the calculation of XDOC Revenue for such XDOC Products will be based on a price per such XDOC Product equal to the greater of: (i) the price invoiced by Toshiba to the Subsidiary, or (ii) the average selling price paid to Toshiba for such XDOC Product during the applicable Royalty Period by customers who are not Subsidiaries of Toshiba, provided however that if Toshiba and/or its Subsidiary have not sold any such applicable XDOC Product to any third parties during the applicable Royalty Period, then the agreed invoiced amount per such XDOC Product under this Subsection (ii) shall be a price calculated in accordance with the pricing scheme set forth in Section 1.2 of Exhibit B-2 of the New MPA.

2.            DEVELOPMENT EFFORT

2.1                    MDOC Product Development Responsibilities.

Except as expressly set forth in this Agreement, the terms of each [***]are superceded in their entirety by the terms of this Agreement.

Each of Toshiba and M-Systems will use commercially reasonable efforts to carry out its respective Development Responsibilities pursuant to the following terms of each [***] (collectively, the "Continuing Terms"): Section 2 (Development Effort), Section 3.1 (Development Payments by M-Systems), Schedule A (Specification) and Schedule C (Development Schedule).

* M-Systems Confidentiality Treatment Requested

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2.2                    Additional Joint Development.

The Parties will discuss the joint development of any additional XDOC Products (the "Additional Jointly Developed XDOC Products") in addition to the [***] and the [***] which have been developed or are currently under development by the Parties as of the Effective Date. [***]. Any agreement between the Parties for the development of any Additional Jointly Developed XDOC Products shall be subject to further agreement by the Parties as to the Parties` development responsibilities, reports, design review, resources commitment, amount of development payments to Toshiba and other appropriate terms.

Notwithstanding the above, each Party shall have the option to request, at least once every [***], that the other Party work together with the requesting Party to develop an Additional Jointly Developed XDOC Product. All aspects of such new product development (including but not limited to product specifications) shall be subject to good faith discussion and agreement between the Parties, including with respect to the extent of each Party`s commitment to development of the product.

The Parties currently intend to [***], subject to applicable market circumstances and other relevant factors; provided that (a) this Section 2.2.3 will not be deemed to create binding obligations of either Party, and (b) nothing herein shall obligate a Party to comply with or act upon any request by the other Party to develop any Additional Jointly Developed XDOC Product unless and until the Parties execute a written development agreement with respect to such Additional Jointly Developed XDOC Product as contemplated by Sections 2.2.1 and 2.2.2.

[***].

2.3                    Individual Development. The Parties acknowledge and agree that, except as expressly set forth herein, each Party is free to pursue its own independent development of XDOC Products.

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2.4                    [***].

2.5                    Should a Party desire modifications in the design of the XDOC Products, such Party shall submit its request to the other Party in writing, and the Parties shall have good faith discussions about such requested design modification, provided that any such modification shall require the express written agreement of the Parties.  Should the Parties agree to the requested design change (and subject to the terms of such agreement), such change will not affect the other XDOC Products already scheduled or rescheduled for delivery as of the date such request is agreed to by the Parties.

3.                  PAYMENTS

3.1                    Royalty Payments by Toshiba.

In consideration for the licenses granted by M-Systems pursuant to Sections 4.4 and 4.5 below, Toshiba will make royalty payments to M-Systems in U.S. dollars in connection with the sale of any XDOC Products and Combo Units, such payment to be based on the XDOC Revenue and the Combo Revenue, at the times and royalty rates set forth in Section 3.2 below. The initial royalty payment shall cover all of Toshiba`s XDOC Revenue and Combo Revenue during the period beginning on the Effective Date and ending on the last day of the Royalty Period in which the Effective Date falls. All royalty payments will be made within [***] days following the close of each Royalty Period based on Toshiba`s XDOC Revenue and Combo Revenue within such Royalty Period. Each royalty payment will be accompanied by a statement certified by Toshiba describing the number of units of XDOC Products and Combo Units sold (allocated per each type of XDOC Product and/or Combo Unit), the amount of XDOC Revenue and Combo Revenue, [***], the actual amounts received by Toshiba and/or its Subsidiaries in connection with XDOC Revenue and/or Combo Revenue, a calculation of the amount of royalties due to M-Systems, and the amount of royalties being paid.

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In the event that any XDOC Revenue and/or Combo Revenue invoiced by Toshiba and/or its Subsidiaries is not received by such companies within [***] days from the payment date set forth in such invoice (such unpaid amount to be referred to as the "Unpaid Amount"), then the XDOC Revenue and/or Combo Revenue for the next Royalty Period after such date shall be decreased by the Unpaid Amount, provided that if the Unpaid Amount is received by Toshiba and/or its Subsidiaries at any time thereafter, such Unpaid Amount shall be added to the XDOC Revenue and/or Combo Revenue for the Royalty Period during which such Unpaid Amount is received. XDOC Revenue and Combo Revenue invoiced in currencies other than U.S. dollars will be converted based on the exchange rate at the close of the last business day of the applicable Royalty Period in the foreign currency exchange market of Tokyo. Each royalty statement will include a listing of each exchange rate used in calculating the royalty payment for the Royalty Period covered by such statement. Notwithstanding the above, Toshiba undertakes that any sale of XDOC Products and/or Combo Units to a Subsidiary shall be evidenced by an applicable invoice of Toshiba.

3.2                    Royalty Rates.

Toshiba`s royalty obligations referred to in Section 3.1 above shall be calculated as a percentage of the XDOC Revenue and Combo Revenue. Such percentage shall be equal to [***].  M-Systems may approach Toshiba if in its opinion applying the mechanism described in subsection (ii) would not be equitable under certain circumstances, and in such case the Parties shall have good faith discussions about such circumstances, provided that the mechanism described in subsection (ii) shall be applied unless M-Systems and Toshiba expressly agree in writing otherwise.

[***].

[***].[***].

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Payment of the royalties set forth in this Section 3.2 shall be subject to the limitations set forth in Section 4.8 below.

For the avoidance of doubt, the Parties acknowledge and accept that (a) Toshiba`s royalty payment obligations set forth in this Section 3.2 supercede in their entirety any previous agreements between Toshiba and M-Systems with respect to the subject matter thereof, including, without limitation, in respect of all paragraphs of Section 3.2 of each [***] and any inconsistent payment terms set forth in the [***], (b) without limiting the generality of the foregoing, (i) the [***] royalty rate set forth in the third paragraph of Section 3.2 of each of the [***], and (ii) the entitlement of Toshiba set forth in Section 2.6 of Exhibit B-4 of the [***] D&L Agreement and the [***] Agreement to receive from M-Systems an amount equal to [***]% of M-Systems` [***] (defined in such agreements) in excess of [***]%, shall cease to be in force and effect, and (c) Toshiba`s royalty payment obligations in connection with products covered under the [***]and invoiced by Toshiba prior to the Effective Date hereof, shall remain in accordance with the payment scheme and terms set forth in the applicable [***].

3.3                    Records and Audit.

Both Parties shall keep and maintain appropriate books and records reasonably necessary for verification that they have complied with the terms of this Agreement (including payment obligations for the applicable royalties hereunder, the M-Systems [***] (as defined in [***] of each [***]) and the Support Fees hereunder).

For [***] years after the end of each Fiscal Year, each Party shall be entitled, not more than once annually, to retain independent auditors at such Party`s expense (subject to Section 3.3.4 below), to review the other Party`s books and records for the purpose of determining whether the applicable amounts paid by the Parties (as applicable) meet the requirements of this Agreement.

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Any amounts hereunder due by a Party to the other Party which are determined, as a result of the audit, to be underpaid or overpaid will promptly be corrected and paid to the applicable Party.

In the event that an audit is requested by one of the Parties (the "Initiating Party") and such audit shows underpayment by the other Party (namely, the non Initiating Party) of more than [***] of the aggregate payments due for the period being reviewed, then the other Party shall bear the cost of such audit.

3.4                    Payment Account.  All payments under this Agreement from a Party to the other Party hereto shall be made by telegraphic transfer to the following bank accounts:

Payment to Toshiba: Payment to M-Systems:

Toshiba Corporation M-Systems Flash Disk Pioneers Ltd.

Sumitomo-Mitsui Banking Corporation Bank Hapoalim

Head Office Hadar-Yosef  branch (#610)

Account No:    5187873 Account No:    389300

1-1-2, Yurakucho, Chiyoda-ku 27 Pinchas Rosen St.

Tokyo, 100 Japan Tel Aviv, Israel

Telephone:     +81-3-3501-1111 Telephone:     +972-9-764-5000

3.5                    Tax.  All amounts paid to M-Systems under this Agreement which are subject to tax withholding shall be net of any such tax withholding, which withholding will be paid by Toshiba to the Japanese tax authorities on behalf of M-Systems. Toshiba shall make all filings necessary with respect to such withholdings and, upon request from M-Systems, shall provide M-Systems with evidence that such amounts have been withheld.

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4.                  OWNERSHIP, LICENSES AND SUPPORT

4.1                    Ownership and License to Improvements.  Toshiba owns the Toshiba Technology and all intellectual property rights therein, without derogating from M-Systems` ownership of the M-Systems Technology and M-Systems` license rights as set forth in Section 4.2 below. M-Systems owns the M-Systems Technology and all intellectual property rights therein, without derogating from Toshiba`s ownership of the Toshiba Technology and Toshiba`s license rights as set forth in Sections 4.3 and 4.4 below.  The Developed Technology shall be jointly owned by M-Systems and Toshiba, and each Party has the right to use, reproduce and otherwise dispose of such Developed Technology for any purpose, provided that the right of Toshiba or M-Systems to grant licenses to any third party and have any products manufactured by any third party using such Developed Technology shall be subject to the conditions set forth in Sections 4.2, 4.3 and 4.4 below. To the extent employees or contractors of M-Systems develop any Improvements to the Toshiba Technology in the course of development of the XDOC Products, M-Systems hereby grants to Toshiba a non-exclusive, irrevocable, perpetual, worldwide, paid-up license to make, have made, use, sell, offer for sale, import, copy and distribute such Improvements, including the right to sublicense any or all of these rights through multiple tiers. To the extent employees or contractors of Toshiba develop any Improvements to the M-Systems Technology in the course of development of the XDOC Products, Toshiba hereby grants to M-Systems a non-exclusive, irrevocable, perpetual, worldwide, paid-up license to make, have made, use, sell, offer for sale, import, copy and distribute such Improvements, including the right to sublicense any or all of these rights through multiple tiers.

* M-Systems Confidentiality Treatment Requested

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4.2                    Second Source License. In the event M-Systems desires to have a second source of XDOC Products and have the second source use the Developed Technology for such purpose, M-Systems and Toshiba shall, upon a written request from M-Systems, discuss in good faith the terms and conditions of a license of the Developed Technology to a third party to the extent necessary to enable such third party to serve as a second source, including the extent of Developed Technology to be disclosed by M-Systems to such third party.  Any such license granted by M-Systems to any such third party shall be in form and substance reasonably acceptable to Toshiba, as indicated in writing by Toshiba, and shall not include any rights with respect to any Toshiba Technology.

4.3                    Rights and License Grant to Toshiba: Production for M-Systems. M-Systems hereby grants to Toshiba a non-exclusive (subject to the provisions of Section 4.5 below), worldwide, royalty-free, paid-up license under M‑Systems` intellectual property rights in the M-Systems Technology to develop, use, make and have made XDOC Products and Combo Units and to sell and offer for sale such XDOC Products and Combo Units solely to M-Systems and it Subsidiaries.  Toshiba shall have the right to sublicense the rights set forth in this Section 4.3 only to any of its Subsidiaries.

* M-Systems Confidentiality Treatment Requested

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4.4                    Rights and License Grant to Toshiba: Production for Third Parties.  M-Systems hereby grants to Toshiba a further non-exclusive (subject to the provisions of Section 4.5 below), worldwide, royalty-bearing license under M-Systems` intellectual property rights in the M-Systems Technology to make, have made, use, sell, offer for sale, import, copy, and distribute the XDOC Products and Combo Units to third parties either: (a) under a Toshiba trademark and/or tradename, and/or (b) for incorporation by Toshiba`s customer into another product bearing such customer`s trademark and/or tradename which adds substantial additional value. Toshiba shall have the right to sublicense the rights set forth in this Section 4.4 only (i) to any of its Subsidiaries, or (ii) in connection with the distribution of XDOC Products and Combo Units as specified in the preceding sentence.  The foregoing licenses under this Section 4.4 shall be subject to Toshiba`s complying with its payment obligations under Sections 3.2 and 4.7; no other fees or royalties will be payable in connection therewith.

4.5                    [***].

4.6                    M-Systems` Support.  M-Systems agrees to provide Toshiba with the following support for XDOC Products:

M-Systems will inform Toshiba of any upgrade or enhancement to the TrueFFS immediately after such upgrade or enhancement has been made available to its customers and without delay provide Toshiba with tools for system functionality test;

M-Systems will provide TrueFFS and necessary technical support to any and all of Toshiba`s customers (including, without limitation, [***] and/or its Subsidiaries, [***], and any Subsidiary of Toshiba) as requested by Toshiba and with no discrimination, subject to Section 4.7.3 below; and

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In the event that a customer of Toshiba returns a malfunctioning XDOC Product or Combo Unit to Toshiba within the earlier of (i) the warranty period provided to such customer by Toshiba, or (ii) [***] after the date such unit has been sold to such customer, and such unit is malfunctioning due to an error relating to the design of the M-Systems Technology integrated in the malfunctioning unit, M-Systems shall, at its sole expense, use reasonable efforts to cure such error and to amend such design as may be necessary so that such design shall comply with the specification thereof, and, in the event that [***].

4.7                    Support Fees.

Toshiba shall pay to M-Systems support fees ("Support Fees") calculated as a percentage of the XDOC Revenue, Combo Revenue and [***].  Such percentage shall be equal to [***].  M-Systems may approach Toshiba if in its opinion applying the mechanism described in subsection (ii) would not be equitable under certain circumstances, and in such case the Parties shall have good faith discussions about such circumstances, provided that the mechanism described in subsection (ii) shall be applied unless M-Systems and Toshiba expressly agree in writing otherwise.

[***].

[***].

[***].

[***].

Any Support Fees due hereunder shall be paid by Toshiba to M-Systems in accordance with the schedule set forth in Section 3.1 with respect to royalty payments, and will be accompanied by any and all information (including without limitation, information relating to the [***] Revenue) reasonably required for M-Systems to verify the calculation of such Support Fees.

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Notwithstanding Section 4.7.2 above, for any support which requires a full day or more of support by an M-Systems` employee or consultant (as requested by Toshiba), Toshiba will pay M-Systems, in addition to the above support fees, additional fees ("Additional Support Fees") equal to US$[***] per employee or consultant per each full day of support provided for the benefit of Toshiba. Toshiba shall also reimburse M-Systems for any reasonable out of pocket expenses incurred by M-Systems in connection with support hereunder. All Additional Support Fees and any related expenses as described herein shall be paid by Toshiba within [***] days from Toshiba`s receipt of an M-Systems` invoice therefor.

For the avoidance of doubt, the Parties acknowledge and agree that Toshiba`s support fee payment obligations set forth in this Section 4.7 supercede in their entirety any previous agreements between Toshiba and M-Systems with respect to the subject matter thereof, including, without limitation, in respect of all paragraphs of Section 4.6 of each of the [***] and any inconsistent payment terms set forth in the [***].

4.8                    [***].

4.9                    Assistance.  Each Party will provide reasonable assistance, including providing and executing any additional documentation, necessary to enable the other Party to exercise the rights granted to it under this Agreement and to record and protect its rights in and to its intellectual property.

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4.10                Assistance in Failure Analysis; Quality Assurance.  The Parties agree that if an XDOC Product made by either Party (or a Subsidiary of either Party) pursuant to this Agreement is found to be defective in any manner, the Parties shall both commercially reasonably cooperate in any analysis that may be required in connection with such failure.  In addition, the Parties will use commercially reasonable efforts to help each other and cooperate with all quality assurance (QA) issues related to the development of XDOC Products under this Agreement.  The Parties will maintain a QA team in compliance with the requirements of ISO 9000 or alternatively QS-9000, and will implement appropriate manufacturing and testing practices to insure a very high level of workmanship. All product related activities shall be based on common well known industry standards and will be documented according to each Party`s working processes.

4.11                No Implied Licenses.  Except for the rights expressly granted under this Agreement, no other rights in intellectual property, including but not limited to rights in trade secrets, patents, mask work rights, copyrights, trademarks, Confidential Information or other intellectual property rights, are granted by this Agreement.  Without limiting the generality of the foregoing and for the avoidance of doubt, and notwithstanding the designation of any technology or other intellectual property as M-Systems Technology or Toshiba Technology, each Party shall be deemed the owner of all technology (and intellectual property rights therein) independently developed by or for such Party.

4.12                Documentation and Updates.  Each Party will provide to the other Party such user documentation and other documentation in its possession as is necessary to enable the other Party to provide customer support for XDOC Products manufactured pursuant to this Agreement and updates to such documentation as such updates become available.

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5.                  MARKETING ACTIVITIES

5.1                    M-Systems will continue to promote XDOC Products for use with leading operating systems, including but not limited to Windows Mobile, Windows XP, and VxWorks.

5.2                    M-Systems will continue its efforts to obtain continued design-in of sockets for XDOC Products in motherboards and other applications.

5.3                    Toshiba will have the right to participate as a strategic partner in M-Systems` marketing activities for XDOC Products and Combo Units and will provide ongoing support for such activities as reasonably requested by M-Systems and reasonably agreed by Toshiba.

5.4                    Toshiba will be entitled to include links to M-Systems` home page on Toshiba`s web site pages describing Toshiba`s flash memory products after providing written notice to M-Systems. Toshiba will be entitled to refer to M-Systems in appropriate collateral and marketing materials regarding flash memory products.

6.                  PUBLICITY

Subject to applicable law and the applicable rules or regulations of any stock exchange on which the securities of either Party are traded, no Party shall issue any press release, publicity statement, communication with stockholders, public notice or other public disclosure relating directly to this Agreement or the transactions contemplated hereby without prior notice to, consultation with, and the consent of the other Party.  The Parties shall issue a joint press release with respect to the transactions under this Agreement and certain other related agreements entered into between the Parties as of the Effective Date, in form to be mutually agreed by the Parties, shortly after the Effective Date of this Agreement.

7.                  Warranties

7.1                    Toshiba Warranties.  Toshiba warrants that (i) it has the right and authority to enter into this Agreement and to perform its obligations hereunder, and (ii) the Toshiba Technology, and Toshiba`s use thereof pursuant to this Agreement, does not and will not infringe any patent, copyright, trade secret, mask work right or other intellectual property right of any third party.

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7.2                    M-Systems Warranties.  M-Systems warrants that (i) it has the right and authority to enter into this Agreement and to perform its obligations hereunder and (ii) the M-Systems Technology, and the use thereof by M-Systems and by Toshiba and/or its Subsidiaries pursuant to this Agreement, does not and will not infringe any patent, copyright, trade secret, mask work right or other intellectual property right of any third party.

8.                  CONFIDENTIALITY

8.1                    Confidential Information.  "Confidential Information" means, subject to the limitations set forth in Section 8.3, (i) any information of a Party with respect to which the other Party has a confidentiality obligation as of the date hereof pursuant to the express terms of a written confidentiality or nondisclosure agreement between the Parties, (ii) any information regarding the disclosing Party or its business, including information which relates to research, product plans, designs, patents, trademarks, trade secrets, know-how, products, pricing, services, customers, markets, forecasts, marketing or finance, which is (1) in written or other tangible form and marked with a legend which identifies the information as confidential, or (2) in oral or visual form, identified as being confidential at the time of disclosure and thereafter summarized in a writing which identifies the information as confidential and is transmitted to the receiving Party within thirty (30) days after such oral or visual disclosure.

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8.2                    Confidentiality Obligation.  For a period of eight (8) years after receipt by a Party of any Confidential Information of the other Party, such Party agrees (i) to protect all Confidential Information received by such Party and not to disclose such Confidential Information to any person or entity ("Person"), utilizing the same degree of care the receiving Party utilizes to protect its own confidential information of a similar nature (and in no event less than reasonable care), and (ii) not to utilize such Confidential Information for any purpose other than in connection with the activities contemplated by this Agreement.  Notwithstanding anything to the contrary in the foregoing, each Party may disclose Confidential Information to any employee, agent or representative who has a "need to know" such information for the purposes of this Agreement, provided that such Person(s) shall be notified that such disclosure is made and shall be kept in confidence.

8.3                    Exceptions.  Notwithstanding the provisions of Section 8.2, neither Party shall have any obligation to maintain the confidentiality of any information, and Confidential Information shall not include any information, that (i) is or becomes generally available in the public domain other than as a result of disclosure by the receiving Party (or any third party under a duty of confidentiality to the disclosing Party), (ii) was known by the receiving Party prior to disclosure by the disclosing Party, as can be evidenced by written documents existing at the time of initial disclosure, (iii) was independently developed by the receiving Party without use of or reference to such information, as can be evidenced by written documents, or (iv) was received by the receiving Party from another Person without violation of any confidentiality obligations.

8.4                    Ownership.  All Confidential Information shall remain the sole property of the disclosing Party.  No receiving Party shall have any rights to the Confidential Information of the disclosing Party other than as expressly set forth in this Agreement.

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8.5                    Disposal of Confidential Information.  Within thirty (30) days of the termination of this Agreement, or at any time upon the applicable disclosing Party`s request, the receiving Party shall return to the disclosing Party or destroy all Confidential Information (including copies and electronic records thereof), except as otherwise set forth in Section 11.3.4 below.

9.                  NOTICES

9.1                    With respect to any XDOC Products made or had made by or for a Party pursuant to this Agreement, such Party shall cause the top level metal mask work layer of the XDOC Product`s dies to bear a mask work notice and copyright notice as follows:

"(M) © Toshiba Corporation/M-Systems Flash

Disk Pioneers, Ltd., 200X.  All Rights Reserved"

or such other notice that has been approved in writing by the other Party, provided, however, that if a Party determines that displaying such mask work notice and copyright notice on the top level metal mask work layer of an XDOC Product is impracticable due to size or space limitations, such Party may display the mask work notice and copyright notice elsewhere on the XDOC Product or on the packaging therefore in a manner that complies with the mask work notice and copyright notice provisions of applicable law.

9.2                    Toshiba will include on the outside packaging of the following products (i) any XDOC Products sold by Toshiba to M-Systems, and (ii) Combo Units sold by Toshiba to M-Systems, the name "M-Systems" and the part number specified by M-Systems, and together with any other identification as reasonably required or approved by M-Systems.

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10.              TERM

10.1                This Agreement will commence on the Effective Date and will continue until the [***] anniversary of the Effective Date (namely, [***]), unless earlier terminated under the terms of Section 11 below.  Notwithstanding the above, the terms and conditions of Sections 2 (except for Section 2.3), 4.10, 4.12 and 5 of this Agreement, and any obligations thereunder, shall terminate on [***], unless earlier terminated under the terms of Section 11 below.  Termination of such Sections shall not derogate from the effectiveness of all other provisions of this Agreement, which shall continue to be in full force and effect until the termination of this Agreement as explained above.

10.2                Unless otherwise set forth herein, following termination of this Agreement after the completion of its term in accordance with Section 10.1 above, all licenses granted by M-Systems to Toshiba hereunder shall become royalty free and shall continue to be in full force and effect subject to the limitations (other than with respect to the term) set forth in this Agreement.

11.              TERMINATION

11.1                Termination of Development Effort.  Either Party has the right to terminate all remaining Development Responsibilities of both Parties under an [***] immediately upon written notice at any time if the other Party causes more than [***] days delay in achieving any Milestone (as defined in the applicable [***]) or delivering a Deliverable (as defined in the applicable [***]) as provided in Section 2.1 of the applicable [***]; provided, however, that any such delay in achieving a Milestone or delivering a Deliverable shall not entitle a Party to terminate this Agreement pursuant to Section 11.2.

11.2                Termination of Agreement.  Either Party will have the right to terminate this Agreement, immediately upon written notice at any time if:

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the other Party commences a voluntary Proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial portion of its property or taking possession by any such official in any involuntary Proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or takes any action to authorize any of the foregoing.

an involuntary Proceeding is commenced against the other Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for such Party or any substantial part of its property, and such involuntary Proceeding remains undismissed and unstayed for a period of [***] days.

there has been a material violation or breach by the other Party of any material covenant or agreement contained herein, which violation or breach shall not have been cured or corrected by the violating or breaching Party within [***] Business Days after receipt of notice thereof, describing such violation or breach in reasonable detail (or such longer period (not to [***] Business Days) as is reasonably necessary to remedy such violation or breach, provided that the violating or breaching Party shall commence such action to cure such violation or breach within such [***] and thereafter shall use commercially reasonable efforts to pursue such cure until such violation or breach is cured).

11.3                Effect of Termination.

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Upon any termination of this Agreement by M-Systems pursuant to Section 11.2, (i) Toshiba shall promptly deliver to M-Systems all work in process on any agreed Deliverable, (ii) the license granted by Toshiba to M-Systems hereunder shall continue subject to the conditions and payment obligations set forth herein, and (iii) only in case of termination under Section 11.2.3, the license granted by M-Systems to Toshiba hereunder shall continue subject to the conditions and payment obligations set forth herein; provided, however, that any and all payment obligations incurred by either Party under this Agreement prior to termination (except for any payment obligations relating to licenses, which shall be paid in accordance with their terms) shall remain due from and payable by such Party within no later than [***] days from the date of termination.

Upon any termination of this Agreement by Toshiba pursuant to Section 11.2, (i) M-Systems shall promptly deliver to Toshiba all work in process on any agreed Deliverable, (ii) the licenses granted by M-Systems to Toshiba hereunder shall continue subject to the conditions and payment obligations set forth herein, and (iii) only in case of termination under Section 11.2.3, the license granted by Toshiba to M-Systems hereunder shall continue subject to the conditions and payment obligations set forth herein; provided, however, that any and all payment obligations incurred by either Party under this Agreement prior to termination shall remain due from and payable by such Party within no later than [***] days from the date of termination.

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Upon any termination of (a) a development effort under an MDOC D&L Agreement by Toshiba pursuant to Section 11.1 above, or (b) this Agreement by Toshiba pursuant to Section 11.2 above, which in either case occurs prior to acceptance of the final Deliverables pursuant to Section 2.1 (and the provisions of the applicable [***] referred to in Section 2.1), M-Systems will pay Toshiba [***].  If payments already made by M-Systems in relation to such development effort as of the date of such termination exceed [***] (as defined in the applicable [***]) incurred by Toshiba as of the date of such termination, then [***] under Section 3.1 of the applicable [***] in relation to the applicable development effort.

Upon any termination of this Agreement, for any reason, each Party will return all Confidential Information of the other Party, except that each Party shall have the right to retain in its possession any Confidential Information which is related to any licenses granted to such Party that expressly survive termination of this Agreement, all subject to the confidentiality provisions set forth in Section 8.  Each Party will be released from all obligations and liabilities to the other occurring or arising after the date of such termination other than as set forth above.  Notwithstanding any of the above, the provisions of Sections 1, 3.3, 3.4, 4.1, 6, 7, 8, 11, 12, 13, 14 and 16 and any liability arising from any breach of this Agreement prior to or relating to such termination will survive termination of this Agreement.

11.4                Effect of XDOC Product Supply Termination. Notwithstanding anything to the contrary contained herein, the Parties agree that:

Subject to Section 11.4.2 below, if XDOC Product Supply Termination occurs due to a violation or breach by Toshiba, then (a) the licenses granted to Toshiba hereunder shall, [***], and (b) the licenses granted to M-Systems under this Agreement shall remain in full force and effect.

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Notwithstanding Section 11.4.1, if (a) XDOC Product Supply Termination occurs due to a violation or breach by Toshiba and (b) the Special Conditions have been determined to be satisfied pursuant to the final arbitration decision providing for such XDOC Product Supply Termination, then (i) the licenses granted to Toshiba hereunder shall terminate and be of no further force and effect, and (ii) the licenses granted to M-Systems under this Agreement shall remain in full force and effect.

If XDOC Product Supply Termination occurs due to a violation or breach by M-Systems, then (for the avoidance of doubt, whether or not the Special Conditions are satisfied and without any requirement for a determination with respect to such satisfaction) the licenses granted by M-Systems to Toshiba hereunder shall continue and immediately become royalty free and Toshiba shall not be required to pay any royalties or Support Fees under this Agreement commencing with the date of such XDOC Product Supply Termination.

If XDOC Product Supply Termination occurs otherwise than described in Sections 11.4.1, 11.4.1 or 11.4.3, then such termination shall have no effect on this Agreement or the licenses granted hereunder.

12.              RIGHT TO DEVELOP INDEPENDENTLY

Nothing in this Agreement will impair either Party`s right to acquire, license, develop, manufacture or distribute for itself, or have others develop, manufacture or distribute for it, technology performing the same or similar functions as the technology contemplated by this Agreement, or to market and distribute such similar technology in addition to, or in lieu of, the XDOC Products developed and/or sold under this Agreement, provided that in doing so the Party does not breach (i) the confidentiality obligations set forth in Section 8 of this Agreement or (ii) the terms of any license grant provisions of this Agreement, or infringe the other Party`s intellectual property rights.

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13.              DISCLAIMER OF CONSEQUENTIAL DAMAGES

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE WITH RESPECT TO THIS AGREEMENT FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING, BUT NOT LIMITED TO, DAMAGES TO THE OTHER PARTY`S BUSINESS REPUTATION HOWEVER CAUSED, AND ON ANY THEORY OF LIABILITY WHETHER IN AN ACTION FOR CONTRACT, STRICT LIABILITY OR TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT THE FIRST PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

14.              INTELLECTUAL PROPERTY INDEMNIFICATION

Each of the Parties hereto (in this Section, the "Indemnifying Party") agrees to defend, at its expense, any action brought against the other party (in this Section, the "Indemnified Party") based on a claim that, if true, would give rise to a breach of the warranty set forth in clause (ii) of Section 7.1 (in the case of Toshiba as the Indemnifying Party) or clause (ii) of Section 7.2 (in case of M-Systems as the Indemnifying Party), provided that the Indemnified Party (i) promptly notifies the Indemnifying Party in writing of any such action or proceeding that has been brought or which is threatened, (ii) cooperates fully in the defense or settlement of any such action, and (iii) grants the Indemnifying Party sole control of the defense of any such action and all related negotiations for settlement; provided, however that (a) the Indemnifying Party shall not enter into any settlement of any such action involving any remedy other than the payment of monetary damages by the Indemnifying Party without obtaining the prior written consent of the Indemnified Party, and (b) the Indemnified Party shall have the right, but not the obligation, to participate in the defense or settlement of any such action at its own expense with counsel of its own choice. Subject to the limitations above, the Indemnifying Party shall indemnify the Indemnified Party against costs, expenses and damages finally awarded in an action described above.

15.              COMPLIANCE WITH LAWS

Each Party will comply with all applicable laws and regulations governing their activities under this Agreement, including but not limited to the export control laws and regulations of the United States and Japan.  In addition, the Parties agree that no technology furnished to the other will be used for any purpose to develop and/or manufacture nuclear, chemical, or biological weapons and/or missiles (hereinafter "Weapons of Mass Destruction").  Each Party further agrees that it will not sell semiconductor products using technology received from the other Party hereunder, to any Party if it knows that the end-user of such products will use them for the development and/or manufacture of Weapons of Mass Destruction.

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16.              GENERAL

16.1                Governing Law.  This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of New York, U.S.A. (without regard to the choice of law provisions thereof).  The Parties agree and consent that services of process may be made upon the Parties in any Proceedings relating hereto by any means allowed under applicable law.

16.2                Dispute Resolution.

The Parties intend that all disputes between the Parties arising out of this Agreement shall be settled by the Parties amicably through good faith discussions upon the written request of either Party. In the event that any such dispute cannot be resolved thereby within a period of sixty (60) days after such notice has been given, such dispute shall be finally settled by binding arbitration at the request of either Party.

Each arbitration hereunder shall be conducted in the English language in New York, New York, U.S.A. in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the "Rules").  However, in all events, these arbitration provisions shall govern over any conflicting rules that may now or hereafter be contained in the Rules.  Each Party may demand arbitration by filing a written demand with the other Party within one hundred twenty (120) days after the expiration of the sixty (60) day period described above.  Each Party shall select one (1) arbitrator and the two (2) arbitrators selected by the Parties shall jointly select a third arbitrator, which arbitrators shall conduct the arbitration of such dispute.  In the event the two (2) arbitrators are unable to select a third arbitrator, such selection shall be made pursuant to the Rules.  Judgment upon an award rendered in an arbitration hereunder may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

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The arbitrators shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding intended to resolve a dispute.  The arbitrators shall also have the authority to allocate between the Parties the costs of the arbitration in such equitable manner as the arbitrators may determine.  The prevailing Party in the arbitration shall be entitled to receive reimbursement of its reasonable expenses incurred in connection therewith.  Notwithstanding the foregoing, either Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction, pending the final decision or award of the arbitrators.  The award rendered in an arbitration hereunder shall be final and non‑appealable.

16.3                Notices and Other Communications.  Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and in the English language and shall be provided by one or more of the following means and shall be deemed to have been duly given (i) if delivered personally, when received, (ii) if transmitted by facsimile, on the first (1st) Business Day following receipt of a transmittal confirmation, or (iii) if by international courier service, on the fourth (4th) Business Day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service.  All such notices, requests, demands and other communications shall be addressed as follows:

If to Toshiba:

Toshiba Corporation
1-1 Shibaura 1- chome, Minato-ku,
Tokyo 105-8001
Japan
Attention: General Manager
Legal Affairs and Contracts Division
Semiconductor Company
Telephone: +81-3-3457-3452
Facsimile: +81-3-5444-9342

If to M-Systems:

General Counsel; and

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VP Corporate Development and Legal Affairs
M-Systems Flash Disk Pioneers Limited
7 Atir Yeda St. Kfar Saba, 44425, Israel
Telephone: +972-9-764-5000
Facsimile: +972-3-548-8666

or to such other address or facsimile number as a Party may have specified to the other Party in writing delivered in accordance with this Section 16.3.

16.4                Severability.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, the Parties agree that such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.  If necessary to effect the intent of the Parties, the Parties will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.

16.5                Amendments.  This Agreement may be amended or modified only by a written instrument signed by each Party.

16.6                Waiver.  Any waiver by a Party of an instance of the other Party`s noncompliance with any obligation or responsibility herein contained shall be in writing and signed by the waiving Party and shall not be deemed a waiver of any other instance of the other Party`s noncompliance hereunder.

16.7                No Third-Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors and permitted assigns, and the parties do not intend to confer third-party beneficiary rights upon any other person.

16.8                Expenses.  Each Party shall bear all of its out-of-pocket costs and expenses incurred in connection with the negotiation and execution of this Agreement.

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16.9                Construction.  This Agreement has been negotiated by the Parties and their respective counsel and shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any Party.

16.10            Interpretation and Construction of this Agreement.  Unless the context shall otherwise require, any pronoun shall include the corresponding masculine, feminine and neuter forms, and words using the singular or plural number shall also include the plural or singular number, respectively.  The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation".  All references herein to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.  The headings of the Articles and Sections hereof are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.  Unless the context shall otherwise require, any reference to any agreement or other instrument or statute or regulation is to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).  Any reference in this Agreement to a "day" or a number of "days" (without the explicit qualification of "Business") shall be interpreted as a reference to a calendar day or number of calendar days.  If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given, on the next Business Day.

16.11            Language.  The Parties have negotiated this Agreement in the English language, which shall be the governing language of this Agreement.

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16.12            Specific Performance.  The Parties agree that each other Party shall be entitled to obtain an injunction or injunctions in accordance with the dispute resolution procedures contained in Section 16.2 to prevent breaches of the provisions of this Agreement or any agreement contemplated hereunder, and to enforce specifically the terms and provisions hereof.

16.13            Cumulative Remedies.  Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by Law or otherwise on such Party, and the exercise of any one remedy will not preclude the exercise of any other remedy.

16.14            Relationship of the Parties.  Nothing contained in this Agreement is intended to, or shall be deemed to, create a partnership among the Parties for any purpose, including tax purposes.  Neither of the Parties will take a position contrary to the foregoing.

16.15            Entire Agreement.  The provisions of this Agreement and the Exhibits and Schedules hereto set forth the entire agreement and understanding among the Parties as to the subject matter hereof and supersede all prior agreements, oral or written, and all other prior communications among the Parties relating to the subject matter hereof.

16.16            Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument.  Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

16.17            No Value Added, Sales or Use Tax.  No value added, sales, or use taxes have been assessed or are anticipated to be required as a result of the services performed under this Agreement.  To the extent any such taxes are ultimately assessed to Toshiba as a retailer, M-Systems shall have responsibility to discharge the claim with the assistance of Toshiba.

16.18            Nature of Agreement.  This is a contract under which each Party is a licensor to the other Party of rights with respect to "intellectual property" within the scope of Section 101 of the U.S. Bankruptcy Code, and, in the event of a case under the Bankruptcy Code involving a Party, the other Party shall have the right to exercise any and all rights described in Section 365(n) of the Bankruptcy Code or in this Agreement, including the right to retain the rights (including its licenses and immunities) contemplated hereby.

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IN WITNESS WHEREOF, the Parties have caused this XDOC Development and License Agreement to be executed by their duly authorized representatives.

M-Systems Toshiba CORPORATION

FLASH DISK PIONEERS LTD.

BY: BY:

NAME: Dov Moran NAME: Masashi Muromachi

Vice President, Memory Division

TITLE: President & CEO TITLE: Semiconductor Company

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Exhibit A

M-SYSTEMS` TECHNOLOGY; TOSHIBA`S TECHNOLOGY; DEVELOPED TECHNOLOGY

[***]

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